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                             EMPLOYMENT AGREEMENT

         AGREEMENT dated as of January 6, 1998 between William J. Rouhana, Jr., residing at 22 Anchor Way, Port Washington, NY 11050 ("Executive"), and WINSTAR COMMUNICATIONS, INC., a Delaware corporation having its principal office at 230 Park Avenue, Suite 2700, New York, New York 10169 ("Company").

         WHEREAS, the Company and Executive entered into a three (3) year employment agreement on March 1, 1995 which will terminate on February 28, 1998 (the "1995 Agreement"); and

         WHEREAS, the Company believes that Executive provides unique management services for the Company and wishes to retain the continued services of Executive as its Chairman and Chief Executive Officer; and

         WHEREAS, the Company and Executive have reached an understanding with respect to the extension of Executive's employment with the Company for an additional three (3) year period from the date of termination of the 1995 Agreement; and

         WHEREAS, the Company and Executive desire to evidence their agreement in writing and to provide for the employment of Executive by the Company on the terms set forth herein;

                  IT IS AGREED:

         1.   Employment, Duties and Acceptance.

              1.1 Effective as of March 1, 1998 ("Renewal Date") the Company hereby agrees to the continued employment of Executive as its Chairman of the Board and Chief Executive Officer and Executive hereby accepts such continued employment on the terms and conditions contained in the Agreement. During the term of this Agreement, the Executive shall make himself available to the Company to pursue the business of the Company subject to the supervision and direction of the Board of Directors of the Company ("Board" or "Board of Directors") of which he shall be nominated to be a member during the term hereof.
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              1.2 The Board may assign to Executive such general management and supervisory responsibilities and executive duties for the Company as are appropriate and commensurate with Executive's position as Chairman and Chief Executive Officer of the Company ("CEO") and would otherwise be consistent in stature and prestige with the responsibilities of the chief executive officer of a corporation with operations as the incumbent certified local exchange carrier of telecommunications in the five principal markets (based on population) in which the Company's subsidiaries are licensed to provide telecommunications services. The Executive shall serve as Chairman of the Executive Committee of the Board (if such a committee is established) and all other officers of the Company shall report to him and be subject to his supervision and control.


              1.3 Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties; provided, however, that Executive may continue to be actively involved in eleemosynary, educational and civic activities to the extent that such activities do not materially detract from the reasonable performance of his duties, as expressed by a resolution approved by the majority of the Board and a written notice to Executive, in which event Executive shall have one hundred and twenty (120) days to reduce the level of such activities in a reasonable manner. The Company recognizes the value to it of Executive's continued involvement in these activities and will reimburse Executive for reasonable expenses incurred by him in connection with such activities. Nothing herein shall be construed as preventing Executive from (i) making and supervising investments on a personal or family basis (including trusts, funds and investment entities in which the Executive or members of his family have an interest) and (ii) in serving on the Board of Directors of not more than three corporations involved primarily in business activities provided, however, that these activities do not materially interfere with the performance of his duties hereunder or violate the provisions of Section 4.4 hereof.

         2.   Compensation and Benefits.

              2.1 The Company shall pay to Executive a salary at an annual base rate of not less than $537,000 for each of the first three consecutive twelve-month periods during the term hereof commencing March 1, 1998 and ending February 28, 2001. Executive's salary will be paid not less frequently than every two weeks without the prior written consent of Executive. Executive's annual base rate will be reviewed not less frequently than annually on or before February 1 during the term hereof for purposes of determining appropriate annual increases therein.

              2.2 The Company shall also pay to Executive such bonuses as may be determined from time to time by the Compensation Committee of the Board of Directors. The amount of annual bonus payable to Executive may vary at the discretion of the Compensation Committee of the Board of Directors provided,

                                     -2-

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however, that the total bonus shall not exceed 150% of Executive's annual base rate under Section 2.1 as of the date of the bonus is awarded. No employee of the Company shall be entitled to receive an aggregate salary and bonus higher than Executive for any year without the unanimous approval of the Board (other than the Executive). In determining the annual bonus to be paid to the Executive, the Compensation Committee may, among other factors they believe to be appropriate, consider, and give varying degrees of importance to, the Executive's contribution to the following:

     a) the attraction and retention of key executive personnel by the Company
     b)   satisfaction of the Company's capital requirements
     c) the establishment of strategic direction and significant Company goals

     d) achievement by the Company of specific identified targets selected by the Committee from time to time
     e)   growth in the Company's per share value
     f) increase in the Company's "Enterprise Value". (For purpose hereof, "Enterprise Value" means (a) the total number of common shares, on a fully diluted basis, times the then current market price of the common shares plus (b) the principal amount of all outstanding non-convertible debt and the designated liquidation amount of any mandatorily redeemable non-convertible preferred stock plus (c) cash and cash equivalents of the Company minus the scheduled proceeds (cash, reduction in debt and preferred stock liquidation value) of all rights, warrants, options and convertible securities assuming complete exercise or conversion thereof.)

              2.3 As additional compensation for services to be rendered by Executive hereunder, the Company shall issue to Executive options to purchase 900,000 shares of Common Stock under the 1995 Performance Equity Plan which options shall vest in accordance with the following two sentences except for certain acceleration events as set forth in the Stock Option Agreements or this Agreement. These options ("Agreement Options") shall be evidenced by three (3) Stock Option Agreements of even date herewith between the Company and Executive. Five hundred thousand (500,000) of the Agreement Options will have an exercise price of $26.00 per share and will vest 300,000 on the Renewal Date and 100,000 on each anniversary date thereof. Two hundred thousand (200,000) of the Agreement Options will have an exercise price of $39.00 per share and will vest on the first anniversary date of the Renewal Date and the final two hundred thousand (200,000) of the Agreement Options will have an exercise price of $52.00 per share and will vest on the second anniversary date of the Renewal Date.

              2.4 Executive shall be entitled to such insurance and other benefits including, among others, medical and disability coverage and life insurance as are afforded to other senior executives of the Company, subject to applicable waiting periods and other conditions which may be generally applicable. The Company also shall purchase (i) long term disability insurance of not less than 50% of Executive's than current annual salary and (ii) split dollar life insurance with coverage of not less than $1.5 million. The beneficiary of these policies shall be designated by Executive and these policies shall be transferred to Executive or his designees by the Company at his written request.

                                     -3-

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              2.5 Executive shall be entitled to five weeks of vacation in each calendar year and to a reasonable number of other days off for religious and personal reasons. In addition, Executive shall be entitled to ten working days paid sabbatical (which need not be consecutive) during each year for involvement in eleemosynary, educational and/or civic activities.

              2.6 Executive shall also be required, at Company cost, in order to allow Executive to focus on work activities and communicate with the business while in transit, to utilize a car and driver with mobile telephone to travel to and from the Company's offices and his principal residence within forty-five (45) miles of New York City and when traveling on Company business, to and from the point of demarcation on other forms of transportation for such traveling and when traveling to other meetings on Company business.

              2.7 The Company will pay or reimburse Executive for all transportation, hotel and other expenses incurred by Executive on business trips (including first class air travel when traveling on a scheduled flight of more than two (2) consecutive hours) and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses.

              2.8. Executive agrees that his services shall be rendered primarily at the Company's executive offices which shall be located in, or within thirty (30) miles of, New York City provided, however, that Executive may maintain an office adjacent to his residence and shall be reimbursed for all costs reasonably related thereto (including secretarial assistance, telephone, fax, computer and other communications equipment) by the Company.

         3.   Term and Termination.

              3.1 The term of this Agreement commences as of March 1, 1998 and shall continue until February 28, 2001, unless sooner terminated as herein provided.

              3.2 If Executive dies during the term of this Agreement, this Agreement shall thereupon terminate, except that the Company shall pay to the legal representative of Executive's estate the base salary due Executive pursuant to Section 2.1 hereof through the first anniversary of Executive's death (or the scheduled expiration under Section 3.1, if earlier than the first anniversary date) as well as a pro rata allocation of bonus payments under Section 2.2 based on the days of service during the year of death.

              3.3 If Executive shall be rendered incapable by an incapacitating illness or disability (either physical or mental) of complying with the terms, provisions and conditions hereof on his part to be performed for a period in excess of 180 consecutive days during any consecutive twelve
(12) month period,

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then the Company, at its option, may terminate this Agreement by written notice to Executive (the "Disability Notice") delivered prior to the date Executive resumes the rendering of services hereunder provided, however, if requested by Executive (or a representative thereof) such termination shall not occur until after examination of Executive by a medical doctor (retained by the Company with the consent of the Executive which consent shall not be unreasonably withheld) who certifies in a written report to the Board with a copy of such report delivered simultaneously to Executive that Executive is and shall be incapable of performing his duties for in excess of two additional months because of the continuing existence of such incapacitating illness or disability. Notwithstanding such termination, the Company (a) shall make a payment to Executive of a pro rata allocation of payments under Section
2.2 based on the days of service during the year in which the Disability Notice is delivered and (b) shall pay to Executive the base salary due Executive pursuant to Section 2.1 hereof through the second anniversary of the date of such notice (the "Disability Period"), less any amount Executive receives for such period from any Company-sponsored or Company-paid for source of insurance, disability compensation or government program. At the Executive's request, the Company shall provide to Executive at the Company's expense an office for his exclusive use in New York City at the Company's principal executive offices with full time confidential secretarial assistance and office services during the Disability Period.

              3.4 The Company, by notice to Executive, may terminate this Agreement for cause. As used herein, "cause" shall include (a) the refusal in bad faith by Executive to carry out specific written directions of the Board,
(b) intentional fraud or dishonest action by Executive in his relations with the Company ("dishonest" for these purposes shall mean Executive's knowingly making of a material misstatement to the Board for the purpose of obtaining direct personal benefit); or (c) the conviction of Executive of any crime involving an act of significant moral turpitude after appeal or the period for appeal has elapsed without an appeal being filed by Executive. Notwithstanding the foregoing, no "cause" for termination shall be deemed to exist with respect to Executive's acts described in clause (a) or (b) above, unless the Board shall have given written notice to Executive (after five (5) days advance written notice to Executive and a reasonable opportunity to Executive to present his views with respect to the existence of "cause"), specifying the "cause" with particularity and, within twenty (20) business days after such notice, Executive shall not have (i) disputed the Board's determination or in reasonably good faith taken action to cure or eliminate prospectively the problem or thing giving rise to such "cause," provided, however, that (i) any periodic breach or continual breaching after notice and cure of any provision of clause (a) or (b) above; or (ii) a repeated breach after notice and cure, of any provision of clause (a) or (b) above, involving the same or substantially similar actions or conduct, shall be grounds for termination for cause upon not less than five (5) days additional notice from the Company.

              3.5 In the event of a dispute as to the existence of suitable "cause" for termination pursuant Section 3.4, Executive shall be entitled to file for arbitration of such dispute in New York City in

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accordance with the rules of the American Arbitration Association with one arbitrator to be selected by the Company and one arbitrator to be selected by the Executive, and pending final determination of such arbitration proceedings, Executive shall continue to be compensated and shall be reimbursed for his expenses including his legal costs in accordance with the terms of this Agreement.

              3.6 The Company may terminate this Agreement at anytime without cause, upon ninety (90) days advance notice to Executive; provided, however, that the Company shall continue to pay Executive without diminution, his base salary pursuant to Section 2.1 and bonuses pursuant to Section 2.2, through the later of (ii) two years after termination and (iii) the third anniversary of this Agreement and Executive shall have no obligation of any nature to mitigate such payment. All outstanding options held by him in the Company shall irrevocably vest upon such termination. During such period, the Company shall also provide to Executive at the Company's expense an Executive office (equivalent to the office provided to him at the time of termination) for his exclusive use in New York City at the Company's principal executive office, or at such other location as may be agreed to by Executive, with full time confidential secretarial assistance and office support. If Executive is at any time not a member of the Board of Directors of the Company and a member of the Executive Committee thereof (if such a committee then exists), the Executive at his election shall be deemed to have been terminated by the Company without cause and the provisions of this Section 3.6 shall apply provided, however, that this sentence shall not be applicable if the reason therefor (other than for termination under Sections 3.2, 3.3 or 3.4) is Executive's written voluntary election to resign from the Board or any such committee.

         4.   Protection of Confidential Information; Non-Competition.

              4.1 Executive acknowledges that:

                   (a) As a result of his current employment with the Company, Executive will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates (referred to collectively in this Article 4 as the "Company"), including, without limitation, financial information, designs and other proprietary rights, trade secrets and "know-how," customers and sources ("Confidential Information").

                   (b) The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a business competitive with the Company or divulge Confidential Information.

                   (c) The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

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              4.2 Executive agrees that he will not at any time, either during the term of this Agreement and for a period of one year thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder, (ii) to the extent that any such information is in the pubic domain other than as a result of Executive's breach of any of his obligations hereunder, (iii) where required to be disclosed by court order, subpoena or other government process or (iv) if such disclosure is made without Executive's knowing intent to cause material harm to the Company. If Executive shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, Executive promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company's expense, Executive shall:
(a) take reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

              4.3 Upon termination of his employment with the Company; Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blue-prints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that the Executive shall be entitled to retain one copy of such documents for his personal use and records.

              4.4 During the period commencing March 1, 1998 and terminating on the first to occur of (i) one year after termination for cause, and (ii) one year after termination without cause (or one month if such termination results from the failure of the Company to renew Executive's employment upon scheduled expiration of this Agreement): (A) Executive, without the prior written permission of the Company (which, after three months following termination for cause, shall not be unreasonably withheld), shall not, anywhere in the United States of America, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is directly in competition as a licensee of 38 GHz spectrum with the Company's principal existing wireless telecommunication business at the time of termination ("Competitive Business"); (ii) engage in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee consultant, advisor or in any other relationship or capacity; (iv) employ, or have or cause any other person or entity to employ, any person who was employed by the Company at the time of termination of Executive's employment by the Company (other than former employees or shareholders of WC, as herein defined, and Executive's personal secretarial assistant); or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers. Notwithstanding the foregoing, Executive shall not be precluded from investing and managing the investment of, his or his family's assets in the securities of any

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corporation or other business entity which is engaged in a Competitive
Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 5% of any class of the publicly-traded equity securities of such Competitive Business; provided, however, that for a period commencing March 1, 1998 and terminating one year after termination of Executive's employment (except for investments in a class of securities trading on public markets), Executive shall refer to the Company for consideration (before any other party) any and all opportunities to acquire or purchase, or otherwise make equity or debt investments in, companies primarily involved in a Competitive Business if such opportunity becomes known to Executive while he is the Chairman and Chief Executive Officer of the Company. If the Company determines not to exploit any opportunity referred to in the foregoing sentence, the Company shall determine what, if anything, should be done with such opportunity. Executive shall not be entitled to any compensation, as a finder or otherwise, if either the Company or Executive introduces such opportunity to other persons, it being understood that all such compensation shall be paid to the Company. Notwithstanding the foregoing, in the event the Company terminates this Agreement without cause under Section 3.6 hereof, Executive's obligations under this Section 4.4 shall terminate one month following termination unless the Company fails to make payment of salary pursuant to Section 3.6 hereof for more than two (2) days after payment would normally be made in which case, Executive's obligations under this Section 4.4 shall immediately terminate.

              4.5 If Executive commits a breach of any of the provisions of Sections 4.2 or 4.4, the Company shall have the right;

                  (a) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

                  (b) to require Executive to account for and pay over to the Company all monetary damages determined by a non-appealable decision by a court of law to have been suffered by the Company as the result of any actions constituting a breach of any of the provisions of Sections 4.2 or 4.4, and Executive hereby agrees to account for and pay over such damages to the Company (up to the maximum of all payments made under the Agreement).

              4.6 If Executive shall violate any covenant contained in Section 4.4, the duration of such covenant so violated shall be automatically extended for a period of time equal to the period of such violation.

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              4.7 If any provision of Sections 4.2 or 4.4 is held to be
unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall not have the power to modify such scope, duration, or area, or all of them and such provision or provisions shall be void ab initio.

         5.   Miscellaneous Provisions.

              5.1 All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same. when transmitted by electronic means, or when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this
Section 5.1. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

                   If to Executive:


                           William J. Rouhana, Jr.
                           22 Anchor Way
                           Port Washington, NY 11050


                                     -9-

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                   If to the Company:

                           WinStar Communications, Inc.
                           230 Park Avenue
                           Suite 3126
                           New York, New York 10169
                           Attn:  General Counsel

              5.2 Executive represents and warrants to the Company that he is not party to any agreement which would restrict him from entering into this Agreement or performing hereunder. The Company agrees to reimburse Executive for all costs, expenses and other amounts reasonably incurred by him in connection with the defense, settlement or other payments of any claims, investigations, suits or other actions ("Prior Claims") arising out of his activities or omissions while employed with the Company or acting as an officer or director thereof and his determination to become an executive of the Company, to enter into the 1995 Agreement or to terminate prospectively the WinStar Services, Inc. Consulting Agreement as of February 28, 1995 including, without limitation, all legal and accounting fees associated with the breakup and distribution of WinStar Communications, Inc. ("WC") provided, however, the Company shall not be required to reimburse Executive for costs arising from any final and non-appealable determinations of a court of law that he breached any existing agreement or arrangement prohibiting his employment by the Company.

              5.3 In the event of any claims, litigation or other proceedings arising under this Agreement (including, among others, arbitration under Section 3.5), the Executive shall be reimbursed by the Company within thirty
(30) days after delivery to the Company of statements for the costs incurred by the Executive in connection with the analysis, defense and prosecution thereof, including reasonable attorneys' fees and expenses provided, however, that Executive shall reimburse the Company for all such costs if it is determined by a non appealable final decision of a court of law that the Executive shall have acted in bad faith with the intent to cause material damage to the Company in connection with any such claim, litigation or proceeding.

              5.4 The Company shall to the fullest extent permitted by law indemnify Executive for any liability, damages, losses, costs and expenses arising out of alleged or actual claims (collectively "Claims") made against Executive for any actions or omissions as an officer and/or director of the Company and from claims of any type arising from WC and the breakup of WC. To the extent that the Company obtains director and officers insurance coverage for any period in which Executive was an officer, director or consultant to the Company, Executive shall be a named insured and shall be entitled to coverage thereunder.

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              5.5 The provisions of Article 4 and sections 5.2, 5.3, 5.4 and
5.6 of this Agreement shall survive termination of the Agreement for a period of ten years.

              5.6 The Company agrees that the Executive and his affiliates, shall be entitled to the same piggy-back Registration Rights and the Demand Registration Rights with respect to all securities of the Company owned by him, or any affiliate of his, as set forth in the 1995 Agreement.

              5.8 This Agreement and the Stock Option Agreements executed simultaneously herewith set forth the entire agreement of the parties relating to the employment of Executive and are intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement or the Stock Option Agreements may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of an provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

              5.9 All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York.

              5.10 This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive's heirs and legal representatives.

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              5.11 Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              --------------------------------
                                  WILLIAM J. ROUHANA, JR.

                              WINSTAR COMMUNICATIONS, INC.

                              By:
                                 ------------------------------
                                  TIMOTHY R. GRAHAM

                                  Executive Vice President


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